EXHIBIT 99.1

LEAPING GROUP CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Leaping Group Co., Ltd. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Leaping Group Co., Ltd. and its subsidiaries (collectively, the “Company”) as of June 30, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2018.

New York, New York
September 30, 2019

LEAPING GROUP CO., LTD.

CONSOLIDATED BALANCE SHEETS

	As of June 30, 2019	As of June 30, 2018
ASSETS
CURRENT ASSETS:
Cash	$194,488	$19,564
Accounts receivable, net	7,384,640	2,122,803
Deposits	570,204	362,549
Deferred offering costs	1,403,604	-
Advances to suppliers	22,862	2,518
Prepaid expenses and other receivables	96,499	29,985
TOTAL CURRENT ASSETS	9,672,297	2,537,419
Inventories, net	332,542	291,509
Property and equipment, net	1,015,959	-
Deferred tax assets	78,222	64,581
TOTAL ASSETS	$11,099,020	$2,893,509

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$449,058	$997
Deferred revenue	189,268	219,936
Taxes payable	2,726,821	1,616,184
Accrued expense and other payables	1,173,555	162,777
Due to related parties	567,346	25,541
TOTAL CURRENT LIABILITIES	5,106,048	2,025,435
TOTAL LIABILITIES	5,106,048	2,025,435

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Ordinary Shares, $0.00284 par value 50,000,000 shares authorized; 16,021,126.7606 and 17,605,633.8028 shares issued and outstanding as of June 30, 2019 and June 30, 2018, respectively *	45,500	50,000
Additional paid-in capital	421,398	416,898
Statutory reserve	875,271	356,336
Accumulated other comprehensive income (loss)	(54,021)	10,000
Retained earnings	4,704,824	34,840
TOTAL SHAREHOLDERS’ EQUITY	5,992,972	868,074
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,099,020	$2,893,509

*Retrospectively restated for effect of reverse split. Prior to the reverse split, the authorized share capital was US$50,000 and consisted of 50,000 ordinary shares of US$0.001 par value.

The accompanying notes are an integral part of these consolidated financial statements.

LEAPING GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2019	2018	2017
REVENUE	$11,679,690	$5,037,793	$3,817,574
Cost of revenue	3,297,582	1,544,569	869,772
Business taxes and surcharges	90,011	108,230	67,008
Total cost of revenue	3,387,593	1,652,799	936,780
GROSS PROFIT	8,292,097	3,384,994	2,880,794

Selling expenses	62,811	61,587	485,594
General and administrative expenses	1,342,480	256,423	198,027
Total operating expenses	1,405,291	318,010	683,621
INCOME FROM OPERATIONS	6,886,806	3,066,984	2,197,173

OTHER INCOME (EXPENSES)
Interest income	158	174	58
Other income (expenses)	1,645	(2)	(141)
Total other income (expenses), net	1,803	172	(83)

INCOME BEFORE INCOME TAX PROVISION	6,888,609	3,067,156	2,197,090

PROVISION FOR INCOME TAXES	1,699,690	741,557	554,521

NET INCOME	5,188,919	2,325,599	1,642,569
Other comprehensive income (loss)	(64,021)	13,470	2,855
COMPREHENSIVE INCOME	$5,124,898	$2,339,069	$1,645,424

Earnings per common share - basic and diluted	$0.310	$0.132	$0.093
Weighted average shares - basic and diluted*	16,728,728.5356	17,605,633.8028	17,605,633.8028

* Retrospectively restated for effect of reverse split.

The accompanying notes are an integral part of these consolidated financial statements.

LEAPING GROUP CO., LTD

CONSOLIDATION STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
						Other
	Ordinary Shares		Additional	Statutory	Retained	Comprehensive	Shareholders'
	Shares*	Amount	Paid-in Capital	Reserve	Earnings	Income (Loss)	Equity
Balance, June 30, 2016	17,605,633.8028	$50,000	$416,898	$-	$(433,325)	$(6,325)	$27,248

Net income for the year	-	-	-	-	1,642,569	-	1,642,569
Appropriation of statutory reserves	-	-	-	123,759	(123,759)	-	-
Foreign currency translation gain	-	-	-	-	-	2,855	2,855
Profit dividend	-	-	-	-	(986,044)	-	(986,044)
Balance, June 30, 2017	17,605,633.8028	$50,000	$416,898	$123,759	$99,441	$(3,470)	$686,628

Net income for the year	-	-	-	-	2,325,599	-	2,325,599
Appropriation of statutory reserve	-	-	-	232,577	(232,577)	-	-
Foreign currency translation gain	-	-	-	-	-	13,470	13,470
Profit dividend	-	-	-	-	(2,157,623)	-	(2,157,623)
Balance, June 30, 2018	17,605,633.8028	$50,000	$416,898	$356,336	$34,840	$10,000	$868,074

Share cancellation	(1,584,507.0422)	(4,500)	4,500	-	-	-	-
Net income for the period	-	-	-	-	5,188,919	-	5,188,919
Appropriation of statutory reserve	-	-	-	518,935	(518,935)	-	-
Foreign currency translation loss	-	-	-	-	-	(64,021)	(64,021)
Balance, June 30, 2019	16,021,126.7606	$45,500	$421,398	$875,271	$4,704,824	$(54,021)	$5,992,972

* Retrospectively restated for effect of reverse split.

The accompanying notes are an integral part of these consolidated financial statements.

LEAPING GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	June 30,
	2019	2018	2017
Cash flows from operating activities:
Net Income	$5,188,919	$2,325,599	$1,642,569
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	87,166	39,055	-
Depreciation of property and equipment	59,297	-	-
Deferred tax benefit	(16,066)	(38,019)	172,525
Changes in operating assets and liabilities:
Accounts receivable, net	(5,494,486)	(1,297,604)	(588,414)
Deposits	(222,100)	(279,725)	49,321
Advances to suppliers	(20,565)	271,154	(223,329)
Prepaid expenses and other receivables	(59,977)	(30,508)	-
Inventories, net	(59,891)	(141,640)	(147,989)
Accounts payable	327,165	(75,833)	(767,522)
Deferred revenue	(22,902)	113,021	8,891
Taxes payable	1,176,205	1,013,951	597,083
Accrued expense and other payables	1,023,101	(260,813)	357,363
Net cash provided by operating activities	1,965,866	1,638,638	1,100,498

Cash flows from investing activities:
Purchase of property and equipment	(883,871)	-	-
Purchase of construction in progress	(34,807)
Net cash used in investing activities	(918,678)	-	-

Cash flows from financing activities:
Proceeds from related party loans	542,088	417,857	(20,384)
Deferred offering costs	(1,412,531)	-	-
Dividend payment to shareholders	-	(2,157,623)	(986,044)
Net cash used in financing activities	(870,443)	(1,739,766)	(1,006,428)

Effect of exchange rate fluctuation on cash	(1,821)	4,499	52

Net increase (decrease) in cash	174,924	(96,629)	94,122
Cash at beginning of year	19,564	116,193	22,071
Cash at end of year	$194,488	$19,564	$116,193

Supplemental cash flow information
Cash paid for income taxes	$415,688	$4,572	$3,809

Non-cash investing and financing activities
Non-cash payment for property and equipment purchase	$35,173	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Leaping Group Co., Ltd. (“Leaping Group” or the “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2018.

On July 16, 2018, Yuezhong Media Co., Limited (“Yuezhong Media HK”) was incorporated in accordance with laws and regulations of Hong Kong. On September 4, 2018, Yuezhong International Co., Ltd (“Yuezhong International”) was incorporated under the law of British Virgin Islands. Leaping Group owns 100% of Yuezhong International. Yuezhong International owns 100% of Yuezhong Media HK. Yuezhong Media HK and Yuezhong International are currently not engaging in any active business and merely acting as holding companies.

On October, 12, 2018, Yuezhong (Shenyang) Technology Co., Ltd. (“Yuezhong Shenyang” or “WFOE”) was incorporated, as a wholly foreign-owned enterprise in the People’s Republic of China (“PRC” or “China”). WFOE is wholly owned by Yuezhong Media HK.

Leaping Media Group Co., Ltd (“LMG”) was incorporated on November 19, 2013, as a limited company pursuant to PRC laws. LMG also owns 100% of the following companies: Horgos Xinyuezhong Film Media Co., Ltd., incorporated on December 25, 2017 and dissolved on April 17, 2019; Shenyang Tianniu Media Co., Ltd. (“Shenyang Tianniu”), incorporated on January 10, 2013; Yuezhong Media (Dalian) Co., Ltd., incorporated on March 15, 2016; Yuezhong (Beijing) Film Co., Ltd., incorporated on May 26, 2017; Harbin Yuechuzhong Media Co., Ltd. (“Harbin Yuechuzhong”), incorporated on January 10, 2018; Shenyang Xiagong Hotel Management Co., Ltd., incorporated on June 11, 2018; and Liaoning Leaping International Cinema Management Co., Ltd. (“Liaoning Cinema”), incorporated on September 29, 2018.

On October 15, 2018, WFOE entered into a series of agreements with the shareholders of LMG. These agreements are designed to provide WFOE with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of LMG, including absolute control rights and the rights to the assets, property, and revenue of LMG. According to the Exclusive Service Agreement, LMG is obligated to pay service fees to WFOE approximately equal to the net income of LMG. In essence, WFOE has gained effective control over LMG. Therefore, the Company believes that LMG should be considered as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation.” Accordingly, the accounts of LMG are consolidated with those of WFOE and are ultimately consolidated into those of Leaping Group.

The above-mentioned transaction was considered a reorganization of the Company (the “Reorganization”). After the Reorganization, Leaping Group ultimately owns 100% equity interests of Yuezhong Media HK and WFOE, which further has the effective control over the operating entity, LMG and its subsidiaries through the VIE agreements.

In accordance with Accounting Standards Codification (“ASC”) 805-50-25, the Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the period presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period. By eliminating the effects of intra-entity transactions in determining the results of operations for the period before the Reorganization, those results will be on substantially the same basis as the results of operations for the period after the date of combination. The effects of intra-entity transactions on current assets, current liabilities, revenue, and cost of sales for periods presented and on retained earnings (accumulated deficit) at the beginning of the periods presented are eliminated to the extent possible. Furthermore, ASC 805-50-45-5 indicates that the financial statements and financial information presented for prior years also shall be retrospectively adjusted to furnish comparative information.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (Continued)

Leaping Group, through its subsidiaries and its VIE (collectively, the “Group”), is principally engaged in the Multi-Channel Advertising Business, Event Planning and Execution Business, Film Production Business and Movie Theater Operating Business in China.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (the “SEC”) and have been consistently applied. The consolidated financial statements include the financial statements of Leaping Group, its subsidiaries and its affiliates controlled by the VIE agreements. All inter-company balances and transactions have been eliminated upon consolidation.

Details of the subsidiaries and VIEs of the Company are set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Parent company:

Leaping Group Co., Ltd	August 21, 2018	Cayman Islands	Parent	Investment holding

Subsidiaries:

Yuezhong International Co., Ltd	September 4, 2018	British Virgin Islands	100%	Investment holding

Yuezhong Media Co., Limited	July 16, 2018	Hong Kong	100%	Investment holding

Yuezhong (Shenyang) Technology Co., Ltd.	October, 12, 2018	PRC	100%	Investment holding

Variable interest entities:

Leaping Media Group Co., Ltd.	November 19, 2013	PRC	Nil	Multi-Channel advertising, event planning and execution, film production

Subsidiaries of variable interest entity:

Yuezhong (Beijing) Film Co., Ltd.	May 26, 2017	PRC	Nil	Film production

Yuezhong Media (Dalian) Co., Ltd.	March 15, 2016	PRC	Nil	Advertising

Shenyang Tianniu Media Co., Ltd.	January 10, 2013	PRC	Nil	Advertising

Shenyang Xiagong Hotel Management Co., Ltd.	June 11, 2018	PRC	Nil	Hotel management

Harbin Yuechuzhong Media Co., Ltd.	January 10, 2018	PRC	Nil	Event planning and execution

Horgos Xinyuezhong Film Media Co., Ltd.	December 25, 2017 (Dissolved on April 17,2019)	PRC	Nil	Film production
Liaoning Leaping International Cinema Management Co., Ltd.	September 29, 2018	PRC	Nil	Movie Theater Operating

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company has adopted the guidance of accounting for VIE, which requires the VIE to be consolidated by the primary beneficiary of the entity. The Company’s management made evaluations of the relationships between the Company and its VIE and the economic benefit flow of contractual arrangements with the VIE. In connection with such evaluation, management also took into account the fact that, as a result of such contractual arrangements, the Company controls the shareholders’ voting interests in the VIE. As a result of such evaluation, management concluded that the Company is the primary beneficiary of its VIE. As a result, the Company consolidates all of its VIE in its consolidated financial statements.

Consolidation of Variable Interest Entities

In accordance with accounting standards regarding consolidation of VIEs, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. The VIE with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. The Company has determined that WFOE is the primary beneficiary of LMG’s risks and rewards.

The following tables set forth the assets, liabilities, results of operations, and changes in cash of the VIE, LMG, which were included in the Company’s consolidated balance sheets, statements of income and comprehensive income and cash flows:

	As of June 30, 2019	As of June 30, 2018
Current assets	$9,672,297	$2,537,419
Non-current assets	1,426,723	356,090
Total assets	11,099,020	2,893,509
Current liabilities	5,106,048	2,025,435
Total liabilities	5,106,048	2,025,435
Net assets	$5,992,972	$868,074

	For the years ended June 30,
	2019	2018	2017
Revenue	$11,679,690	$5,037,793	$3,817,574
Net income	$5,188,919	$2,325,599	$1,642,569

	For the years ended June 30,
	2019	2018	2017
Net cash provided by operating activities	$1,965,866	$1,638,638	$1,100,498
Net cash used in investing activities	(918,678)	-	-
Net cash used in financing activities	(870,443)	(1,739,766)	(1,006,428)
Effect of exchange rate fluctuation on cash	(1,821)	4,499	52
Net increase (decrease) in cash	$174,924	$(96,629)	$94,122

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions. Significant accounting estimates reflected in the Company’s consolidated financial statements include the allowances for doubtful accounts. Actual results could differ from these estimates.

Cash

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. As of June 30, 2019 and 2018, the Company had no cash equivalents. The Company maintains cash with various financial institutions mainly in the PRC. Balances in banks in the PRC are uninsured.

Accounts Receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts.

The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of June 30, 2019 and 2018, the allowances for doubtful accounts from accounts receivable were $123,621 and $38,386, respectively.

Inventories, net

The Company produces and contracts third parties to produce films and television series to be shown in movie theaters and/or on popular online portal. Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to enter into arrangements with third parties to co-produce certain of its theatrical and television productions.

The Company uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC subtopic 926-20, Entertainment — Films, Other Assets — Film Costs (“ASC 926-20”). Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. When estimates of total revenues and other events or changes in circumstances indicate that a film or television series has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television series’ fair value. For the years ended June 30, 2019, 2018 and 2017, based on management analysis, no impairment was recorded.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Furniture, fixtures and equipment	5 years
Transportation vehicles	3-5 years
Leasehold improvement	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in income from operations.

Accounts Payable

Accounts payable includes all operating payables, including those related to all media and production costs. These payables are due within 12 months.

Revenue Recognition

The Company’s revenues are principally derived from the Multi-Channel Advertising Business, Event Planning and Execution Business, Film Production Business, and Movie Theater Operating Business.

On July 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“ASC Topic 606”) using the modified retrospective method for contracts that were not completed as of July 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements, and no adjustments to opening retained earnings were made as the Company’s revenue was recognized based on the amount of consideration expects to receive in exchange for satisfying the performance obligations.

ASC 606, Revenue from Contracts with Customers, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. The Company has assessed the impact of the guidance by reviewing its existing customer contracts and current accounting policies and practices to identify differences that will result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606 and therefore there was no material changes to the Company’s consolidated financial statements upon adoption of ASC 606.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Multi-Channel advertising

The Company’s Multi-Channel Advertising Services include pre-movie advertisements display, elevator and supermarket advertising, and brand promotion. Most of the Company’s client contracts are individually negotiated and, accordingly, the service period and prices vary significantly. Service periods typically range from one day to one year.

The Company provides advertising services over the contract period. Revenues from advertising services are recognized on straight-line basis over the contract period, which approximates the pattern of when the underlying services are performed. Prepayments for advertising services are deferred and recognized as revenue when the advertising services are rendered and the Company’s performance obligations are satisfied.

The Company also provides advertising services through its regional distributors. Pursuant to advertising services distribution agreements, the Company grants the regional distributors the exclusive rights to provide local pre-movie advertising. The advertising services distribution agreements with these regional distributors typically have terms ranging from 11 to 24 months without automatic renewal provisions. Under the advertising services distribution agreements, the Company has the right to set the minimum local pre-movie advertisement prices in the movie theaters, regulate the content and quality of local pre-movie advertisements according to related laws and movie theater rules, and examine the source of local pre-movie advertisements and refuse to display advertisements from any competitors. The receipt of distribution fee is initially recorded as deferred revenue and is recognized as revenue ratably as services are rendered and the Company’s performance obligations are satisfied.

Event planning and execution

The Company’s Event Planning and Execution Business includes planning and arrangement of events, and production of related advertising materials. From the preparation of the events to executing it typically takes no more than one week. Revenue is realized when the service is performed in accordance with the client arrangement and upon the completion of the earnings process.

Film production

The Company has already finished the production of one television series and is in the process of producing more television series and movies. Revenues from the online distribution of the television series are recognized when viewers have clicked the content and viewed the content for certain length, as agreed with the distributors.

Movie Theater Operating

The Company’s movie theater operating revenues are generated primarily from box office admissions and theater food and beverage sales. Revenues of this business line are recognized when admissions and food and beverage sales are received at the theaters and are reported net of sales tax. The Company defers 100% of the revenue associated with the sales of gift cards and packaged tickets until such time as the items are redeemed.

Contract Balances and Remaining Performance Obligations

Contract balances typically arise when a difference in timing between the transfer of control to the customer and receipt of consideration occurs.

The Company’s contract assets, consist primarily of accounts receivable related to providing multi-channel advertising and event planning and execution services to customers, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company had accounts receivable related to revenues from contracts with customers of  $7,384,640 and $2,122,803 as of June 30, 2019 and 2018, respectively.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of  $189,268 and $219,936 as of June 30, 2019 and 2018, respectively, consist primarily of the Company’s unsatisfied performance obligations as of the balance sheet dates.

Refer to Note 12 — Segment reporting for details of revenue segregation.

Cost of Revenue

Cost of the multi-channel advertising revenues consists primarily of payments to movie theater operators for pre-movie advertising right and the billboards of elevators and supermarkets.

Cost of event planning and execution consists primarily of advertising design costs, salary and benefits expenses, leasing costs, and other related expenses.

Cost of film production consists primarily of direct production costs and production overhead.

Cost of movie theater operating consists primarily of film exhibition costs, which is accrued on the applicable admissions revenues and estimates of the final settlement pursuant to film licenses of the Company. These licenses typically state that rental fees are based on aggregate terms established prior to the opening of the film.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position at June 30, 2019 and 2018.

The Company’s operating subsidiary and VIE in China are subject to the income tax laws of the PRC. No taxable income was generated outside the PRC for the years ended June 30, 2019, 2018 and 2017. As of June 30, 2019, the tax years ended December 31, 2014, through December 31, 2018, for the Company’s PRC subsidiary and VIE remain open for statutory examination by PRC tax authorities.

Value Added Tax (“VAT”)

Sales revenue derived from advertising service revenues is subject to VAT. The applicable VAT rates for the Company is 6% for the years ended June 30, 2019, 2018 and 2017.

Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in the line item of taxes payable on the consolidated balance sheets. All of the VAT returns of the Company have been and remain subject to examination by the tax authorities for five years from the date of filing.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

Since the Company operates in the PRC, the Company’s functional currency is the Chinese Renminbi (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency, the United States Dollar (“USD or US$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the result of operations. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

	June 30, 2019	June 30, 2018	June 30, 2017
Year-end spot rate	US$1=RMB6.8668	US$1=RMB6.6198	US$1=RMB6.7774
Average rate	US$1=RMB6.8234	US$1=RMB6.5064	US$1=RMB6.8124

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (for example, convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (namely those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There is no anti-dilutive effect for the years ended June 30, 2019, 2018 and 2017.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.

Fair Value of Financial Instruments

The Company follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The carrying amounts reported in the balance sheets for cash, accounts receivable, deposits, deferred offering costs, other current assets, accounts payable, deferred revenue, taxes payable, other payables, and due to related parties approximate their fair value based on the short-term maturity of these instruments.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Concentration and Credit Risk

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

The Company maintains certain bank accounts in the PRC, Hong Kong, and British Virgin Islands, which are not insured by Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. As of June 30, 2019 and 2018, $143,128 and $14,205 of the Company’s cash were on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

The Company’s sales are made to customers that are located primarily in China. The Company has a concentration of its revenues and receivables with specific customers. For the years ended June 30, 2019, 2018 and 2017, a major customer accounted for 15%, 13% and 43% of the Company’s total revenue, respectively.

As of June 30, 2019, four customers represented 29%, 13%, 11% and 11% of the net accounts receivable balance. As of June 30, 2018, two customers represented 36% and 22% of the net accounts receivable balance, respectively.

For the year ended June 30, 2019, the Company purchased 51% and 18% of its services from two suppliers, respectively. For the years ended June 30, 2018 and 2017, the Company purchased approximately 84% and 80% of its services from one major supplier, respectively.

Statements of Cash Flows

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company are calculated based upon the local currencies and translated at the average rate of exchange during the reporting period. As a result, amounts related to assets and liabilities reported on the Company’s consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The main objective is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for (1) public business entities, (2) not-for-profit entities that have issued, or are conduit bond obligors for, securities that are traded, listed, or quoted on an exchange or an over-the-counter market, and (3) employee benefit plans that file financial statements with the SEC. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities. The Company will adopt this new lease standard within annual reporting period of June 30, 2020, and the Company is currently evaluating the impact of this new standard on its financial statements and related disclosures, and the Company estimated that the adoption of this AUS will not have material impact on the results of the operations and cash flows.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260),” Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company expects that the adoption of this ASU will not have a material impact on its financial statements.

In September 2017, the FASB issued ASU 2017-13, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842).” The main objective of this pronouncement is to clarify the effective date of the adoption of ASC Topic 606 and ASC Topic 842 and the definition of public business entity as stipulated in ASU 2014-09 and ASU 2016-02. ASU 2014-09 provides that a public business entity and certain other specified entities adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities are required to adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. ASU 2016-12 requires that “a public business entity and certain other specified entities adopt ASC Topic 842 for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. All other entities are required to adopt ASC Topic 842 for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.” ASU 2017-13 clarifies that the SEC would not object to certain public business entities electing to use the non-public business entities effective dates for applying ASC 606 and ASC 842. ASU 2017-13, however, limits such election to certain public business entities that “otherwise would not meet the definition of a public business entity except for a requirement to include or inclusion of its financial statements or financial information in another entity’s filings with the SEC.” The Company adopted ASC 606 on July 1, 2018, using the modified retrospective method. The Company has completed the assessment of the impact of this new guidance by reviewing its existing customer contracts and current accounting policies and practices to identify differences that might result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in the scope of Topic 606. The adoption of Topic 606 did not result in a cumulative catch-up adjustment to the Company’s opening balance sheets of retained earnings at the effective date and therefore there were no material changes to the Company’s consolidated financial statements.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November 2017, the FASB issued ASU 2017-14, Income Statement—Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606), which amends certain aspects of the new revenue recognition standard. This standard will be effective for fiscal years beginning after December 15, 2018. The Company adopted ASC 606 on July 1, 2018, using the modified retrospective method. There was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606. The adoption of Topic 606 did not result in a cumulative catch-up adjustment to the Company’s opening balance sheets of retained earnings at the effective date and therefore there were no material changes to the Company’s consolidated financial statements.

In March 2018, the FASB issued ASU 2018-05 — Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (“ASU 2018-05”), which amends the FASB Accounting Standards Codification and XBRL Taxonomy based on the Tax Cuts and Jobs Act (the “Act”) that was signed into law on December 22, 2017 and Staff Accounting Bulletin No. 118 (“SAB 118”) that was released by the Securities and Exchange Commission. The Act changes numerous provisions that impact U.S. corporate tax rates, business-related exclusions, and deductions and credits and may additionally have international tax consequences for many companies that operate internationally. The Company does not believe this guidance will have a material impact on its consolidated financial statements.

In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases,” which clarifies how to apply certain aspects of the new leases standard. This ASU addresses the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments. This ASU has the same effective date and transition requirements as the new leases standard, which is effective for annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures, and the Company estimated that the adoption of this AUS will not have material impact on the results of the operations and cash flows.

In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements” which provides a new transition method and a practical expedient for separating components of a contract. This ASU is intended to reduce costs and ease the implementation of the new leasing standard for financial statement preparers. The effective date and transition requirements for the amendments related to separating components of a contract are the same as the effective date and transition requirements in ASU 2016-02. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures, and the Company estimated that the adoption of this AUS will not have material impact on the results of the operations and cash flows.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement,” to improve the effectiveness of disclosures in the notes to financial statements related to recurring or nonrecurring fair value measurements by removing amounts and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. The new standard requires disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company expects that the adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On March 6, 2019, the FASB issued ASU 2019-02, Entertainment — Films — Other Assets — Film Costs (Subtopic 926-20) and Entertainment — Broadcasters — Intangibles — Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials. ASU 2019-02 helps organizations align their accounting for production costs for films and episodic content produced for television and streaming services. For public business entities, the amendments in ASU 2019-02 are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period. The amendments in this ASU should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the period that includes the adoption date. The Company is now assessing the impact of the new guidance and does not expects that the adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of operations and cash flows.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of June 30, 2019	As of June 30, 2018
Accounts receivable	$7,508,261	$2,161,189
Less: allowance for doubtful accounts	(123,621)	(38,386)
Accounts receivable, net	$7,384,640	$2,122,803

Allowance for doubtful accounts movement is as follows:

	For the years ended June 30,
	2019	2018	2017
Beginning balance	$38,386	$-	$-
Provision for doubtful accounts	87,166	39,055	-
Foreign currency translation adjustments	(1,931)	(669)	-
Ending balance	$123,621	$38,386	$-

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — DEFERRED OFFERING COSTS

Deferred offering costs consisted principally of legal, underwriting, and other professional service expenses in connection with the Initial Public Offering (the “IPO”) of the Company’s ordinary shares. As of June 30, 2019 and 2018, the Company capitalized $1,403,604 and $Nil of deferred offering costs. Such costs will be deferred until the closing of the IPO, at which time the deferred costs will be offset against the offering proceeds.

NOTE 5 — INVENTORIES, NET

	As of June 30, 2019		As of June 30, 2018
Film production costs	$		$
In development		8,817		109,739
In production		323,725		-
Total film production costs		332,542		109,739

Television production costs
Released, less accumulated amortization		-		181,770
Total television production costs		-		181,770
Total inventories		$332,542		$291,509

Amortization expense was $176,346, $Nil and $Nil for the years ended June 30, 2019, 2018 and 2017, respectively.

The Company expects to amortize $323,725 of the film production costs during the fiscal year ending June 30, 2020.

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	As of June 30, 2019	As of June 30, 2018
Furniture, fixtures and equipment	$404,352	$-
Leasehold improvement	600,991	-
Transportation vehicles	34,951	-
Subtotal	1,040,294	-
Less: accumulated depreciation	(58,922)	-
	$981,372	$-
Construction in Progress	$34,587	$-
Property and equipment, net	$1,015,959	$-

Depreciation expense was $59,297, $Nil and $Nil for the years ended June 30, 2019, 2018 and 2017, respectively.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — ACCRUED EXPENSE AND OTHER PAYABLES

	As of June 30, 2019	As of June 30, 2018
Deposits from customers	$36,255	$162,241
Deferred offering costs payable	901,763	-
Professional service fees payable	104,982	-
Accrued expense	123,932	-
Others	6,623	536
	$1,173,555	$162,777

Deposits from customers were mainly received from advertising agents for multi-channel advertising.

NOTE 8 — TAXES

a. VAT, Business Tax and related surcharges

Effective on September 1, 2012, a pilot program (the “Pilot Program”) for transition from the imposition of PRC business tax (“Business Tax”) to the imposition of VAT for revenues from certain industries and certain cities. On May 1, 2016, the transition from the imposition of Business Tax to the imposition of VAT, was expanded to all industries in China, and as a result all of the Company’s revenues have been subject to a 6% VAT and related surcharges on VAT payable at a rate of 12% since that date. To record VAT payable, the Company adopted the net presentation method, which presents the difference between the output VAT (at a rate of 6%) and the available input VAT amount (at the rate applicable to the supplier).

There is a culture construction fee surcharge of 3% on gross revenues from the multi-channel advertising businesses.

b. Income tax

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

British Virgin Islands

Yuezhong International was incorporated in the British Virgin Islands and is not subject to income taxes or capital gain tax under current laws of British Virgin Islands.

Hong Kong

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for the years ended June 30, 2019, 2018 and 2017, and there are no withholding taxes in Hong Kong on remittance of dividends.

China

The Corporate Income Tax Law generally applies an income tax rate of 25% to all enterprises. Once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the part of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the part between RMB1 million and 3 million is subject to a reduced rate of 10%.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — TAXES (Continued)

(i)The components of the income tax provision are as follows:

	For the years ended June 30,
	2019	2018	2017
Current income tax provision	$1,715,756	$779,576	$381,996
Deferred income tax benefit	(16,066)	(38,019)	172,525
Total	$1,699,690	$741,557	$554,521

(ii)The following table summarizes deferred tax assets resulting from differences between the financial reporting basis and tax basis of assets and liabilities:

	As of June 30, 2019	As of June 30, 2018
Allowance for doubtful accounts	$30,905	$9,597
Deferred revenue	47,317	54,984
Total deferred tax assets	$78,222	$64,581

No valuation allowance against the deferred tax assets is considered necessary since the Company believes that it will more likely than not to utilize the future benefits.

The following table reconciles the statutory rates to the Company’s effective tax rate for the years ended June 30, 2019, 2018 and 2017:

	For the years ended June 30,
	2019	2018	2017
China Statutory income tax rate	25%	25%	25%
Favorable tax rate impact (a)	(0.4)%	-	-
Non-deductible expenses (non-taxable income)-permanent difference	0.1%	(0.8)%	0.2%
Effective tax rate	24.7%	24.2%	25.2%

(a) Shenyang Tianniu, Harbin Yuechuzhong and Liaoning Cinema are subject to corporate income tax at a reduced rate of 10% as approved by local government as small-scaled minimal profit enterprises.

c. Taxes payable

Taxes payable consisted of the following:

	As of June 30, 2019	As of June 30, 2018
Value-added tax	$160,781	$297,366
Corporate income tax	2,399,384	1,148,887
Related surcharges on VAT payable	166,656	169,931
Total	$2,726,821	$1,616,184

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — SHAREHOLDERS’ EQUITY

Ordinary shares

When the Company was incorporated in the Cayman Islands on August 21, 2018, 50,000,000 Ordinary Shares were authorized, issued and outstanding at par value of US$0.001.

On August 24, 2018, the Company issued 50,000,000 Ordinary Shares to certain founder shareholders in connection with entering into the VIE contractual arrangements. On October 19, 2018, one of the Company’s founder shareholders, Asia Equity Exchange Group Co., Ltd., transferred 5,000,000 Ordinary Shares it owned to Mr. Bo Jiang, chairman of the Company. On October 23, 2018, Mr. Bo Jiang transferred 4,500,000 Ordinary Shares to ATIF Holdings Limited, (“ATIF,” formerly known as Asia Times Holdings Limited), a British Virgin Islands company, as compensation for consulting services to be provided by Qianhai Asia Era (Shenzhen) International Financial Services Co., Ltd., a PRC company and a VIE of ATIF (“Qianhai,” formerly known as Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.), in connection with the Company’s proposed initial public offering. Pursuant to that certain Amended and Restated Consulting Agreement between Qianhai and LMG dated December 10, 2018, ATIF agreed to receive cash instead of Ordinary Shares as compensation. As a result, the 4,500,000 Ordinary Shares previously held by ATIF have been returned to the Company and cancelled.

On February 26, 2019, the Company’s shareholders approved a reverse split of the outstanding Ordinary Shares at a ratio of 1-for-2.84 shares, which was effected on February 26, 2019 (the “Share Consolidation”). All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this annual report to reflect the reverse split of the Company’s Ordinary Shares as if it had occurred at the beginning of the earlier period presented. Furthermore, on February 26, 2019, the authorized share capital was increased to US$142,000 divided into 50,000,000 Ordinary Shares of  $0.00284 each, and therefore the Company maintains the same number of shares that were previously available to be issued prior to the Share Consolidation (that being 50,000,000). The Company believes it is appropriate to reflect the Share Consolidation on a retroactive basis pursuant to ASC 260. As of June 30, 2019 and 2018, there were 50,000,000 Ordinary Shares authorized at par value of  $0.00284, and 16,021,126.7606 and 17,605,633.8028 (respectively) shares issued and outstanding, giving the effect of the Share Consolidation and the share repurchase detailed above.

Statutory reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the Board of Directors. As of June 30, 2019 and 2018, the balance of statutory reserves was $875,271 and $356,336, respectively.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RELATED PARTY TRANSACTIONS

a) The table below sets forth the major related parties and their relationships with the Company:

Name of related party	Relationship with the Company
Tao Jiang	CEO and director of the Company

b) The Group had the following related party balances with the major related party:

As of June 30, 2019 and 2018, the balances of due to related party were mainly loans provided by the CEO and director of the Company to fund the Company’s operations as set forth in the table below. The payables are unsecured, non-interest bearing and due on demand.

	As of June 30, 2019	As of June 30, 2018
Amount due to Tao Jiang	$567,346	$25,541
Total due to related party	$567,346	$25,541

NOTE 11 — COMMITMENTS

Operating lease commitments

The Company leases facilities in the PRC under non-cancelable operating leases expiring on different dates. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases. The Company’s lease agreements are entered into with third parties and usually have a renewal option with an advance notice period of one to 12 months, and no restrictions or contingent rents. For lease agreements with escalated rental payments, they are recognized on a straight-line basis over the lease term.

The Company’s leases mainly include office buildings and movie theaters. Rental expense charged to operations under operating leases for the years ended June 30, 2019, 2018 and 2017, amounted to 335,379, $50,212 and $34,801, respectively.

Future minimum lease obligations for operating leases with initial terms in excess of one year at June 30, 2019 are as follows:

For the 12 months ending June 30,

2020	$521,905
2021	475,359
2022	474,797
2023	486,265
2024	489,823
Thereafter	2,646,590
Total	$5,094,739

NOTE 12 — SEGMENT REPORTING

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. Based on management’s assessment, the Company has determined that it has four operating segments: multi-channel advertising, event planning and execution, film production and movie theater operating.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SEGMENT REPORTING (Continued)

The following tables present summary information by segment for the years ended June 30, 2019, 2018 and 2017, respectively:

	For the year ended June 30, 2019
	Multi-Channel Advertising	Event Planning and Execution	Film Production	Movie Theater Operating	Total
Revenue	$7,958,143	$2,604,892	$775,080	$341,575	$11,679,690
Cost of revenue and related taxes	2,580,905	475,901	182,319	148,468	3,387,593
Gross profit	5,377,238	2,128,991	592,761	193,107	8,292,097
Operating expenses	957,517	313,419	93,257	41,098	1,405,291
Income from operations	4,419,721	1,815,572	499,504	152,009	6,886,806
Net income	$3,330,128	$1,367,902	$376,347	$114,542	$5,188,919

	For the year ended June 30, 2018
	Multi-Channel Advertising	Event Planning and Execution	Film Production	Movie Theater Operating	Total
Revenue	$4,005,598	$1,032,195	$-	$-	$5,037,793
Cost of revenue and related taxes	1,443,464	209,335	-	-	1,652,799
Gross profit	2,562,134	822,860	-	-	3,384,994
Operating expenses	252,853	65,157	-	-	318,010
Income from operations	2,309,281	757,703	-	-	3,066,984
Net income	$1,751,062	$574,537	$-	$-	$2,325,599

	For the year ended June 30, 2017
	Multi-Channel Advertising	Event Planning and Execution	Film Production	Movie Theater Operating	Total
Revenue	$2,175,371	$1,642,203	$-	$-	$3,817,574
Cost of revenue and related taxes	807,590	129,190	-	-	936,780
Gross profit	1,367,781	1,513,013	-	-	2,880,794
Operating expenses	389,548	294,073	-	-	683,621
Income from operations	978,233	1,218,940	-	-	2,197,173
Net income	$731,303	$911,266	$-	$-	$1,642,569

	As of June 30, 2019		As of June 30, 2018
Total assets:	$		$
Multi-Channel Advertising		7,311,842		2,068,875
Event Planning and Execution		2,393,342		533,125
Film Production		332,542		291,509
Movie Theater Operating		1,061,294		-
Total Assets		$11,099,020		$2,893,509

NOTE 13 — SUBSEQUENT EVENTS

These consolidated financial statements were approved by management and available for issuance on September 30, 2019. The Company evaluated subsequent events through the date these consolidated financial statements were issued.